RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO
THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”), and this Restricted Stock Unit Award Agreement (this “Agreement”), this Award of Restricted Stock Units (“RSUs”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	This Award of RSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Grant Price:

Total Number of RSUs Granted:

2.	Each RSU represents a right to receive one Share on the applicable Vesting Date (as defined below) in accordance with the terms of this Agreement.

3.
Unless otherwise determined by the Committee, each RSU shall also represent a right to receive an additional amount, payable in cash, equal to the accumulated cash dividends paid by the Company on the RSU between the Grant Date and the Vesting Date (as defined below) for the RSU. The additional dividend amounts that are accumulated subject to a RSU will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the RSU to which they relate under the Award. Any payment due to the Employee under this Agreement shall be made promptly following the date the RSUs vest under paragraphs 4 or 5 of this Agreement, but in no event later than March 15th of the calendar year following the calendar year in which the RSUs vest.

4.
An RSU carries no voting rights and the holder will not have an equity interest in the Company or any shareholder rights, unless and until the vesting conditions of the RSU are met and the RSU is paid out with Shares.

5.
This Award of RSUs will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on each of the first three anniversaries of the grant date (each a “Vesting Date”) provided, however, that if:

(A)
the Employee Separates from Service prior to the applicable Vesting Date due to the Employee’s death or a Separation from Service on account of Disability, all RSUs that have not previously vested shall vest and be paid to the Employee; and

(B)
if the Employee Separates from Service prior to the applicable Vesting Date by reason of Voluntary Separation from Service due to a Qualified Retirement (as defined below) or an Early Retirement (as defined below), all RSUs that have not previously vested shall vest on the applicable Vesting Date(s) as if the Employee’s employment had continued until the final Vesting Date ; and

(C)
if the Employee Separates from Service prior to the applicable Vesting Date for any reason other than the Employee’s death or Disability, including, but not limited to, voluntarily by the Employee, on account of Retirement or by reason of a Separation from Service by the Company with or without Cause (as defined in the Plan and as may otherwise be determined by the Committee in its sole discretion), all RSUs that have not previously vested shall be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate.

For purposes of this Agreement, “Qualified Retirement” means a retirement approved in accordance with Company policy, in effect at the time of such retirement, of an Employee who is: (i) at least 60 years of age; and (ii) has at least seven years of service as an Employee.
For purposes of this Agreement, “Early Retirement” means a retirement approved in accordance with Company policy, in effect at the time of such retirement, of an Employee who is: (i) at least 57 years of age; and (ii) has at least 10 years of service as an Employee.

6.
In the event of a (i) Change in Control and (ii) a Qualifying Event (as defined below) prior to the applicable Vesting Date, if the RSUs described herein have not already been previously forfeited or cancelled, such RSUs will become fully vested contemporaneous with the Qualifying Event; provided, however, that in connection with a Change in Control, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

(A)
Change in Control means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Exchange

Act) of Persons, (ii) a Person or group (as so defined in the Plan) of Persons (other than Management of the Company on the date of the most recent adoption of the Plan by the Company's stockholders or their Affiliates) shall have become the beneficial owner (as defined below) of more than 35% of the outstanding voting stock of the Company, (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group, including through the use of proxy access procedures as may be provided in the Company’s bylaws) cease to constitute a majority of the Board, or (iv) the consummation of a merger, consolidation, business combination or similar transaction involving the Company unless securities representing 65% or more of the then outstanding voting stock of the corporation resulting from such transaction are held subsequent to such transaction by the Person or Persons who were the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction. Notwithstanding the foregoing or any provision to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5). For purposes of this Agreement, “beneficial owner(s)” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

(B)
Qualifying Event means the occurrence of one or more of the following events: (i) immediately upon the consummation of a Change in Control Event, failure of the successor company in a Change in Control event to provide Substitute Awards that are substantially similar in both nature and terms (including having an equivalent realizable pre-tax value to outstanding Awards assuming vesting and delivery at the consummation of the Change in Control); (ii) within two years of the consummation of a Change in Control event, an involuntary termination without Cause of the Employee; or (iii) within two years of the consummation of a Change in Control event, a Good Reason Termination (as defined below) by the Employee.

(C)	Good Reason Termination means, without an Employee’s written consent, the Separation from Service (for reasons other than death, Disability or Cause) by an Employee due to any of the following events occurring within two years of the consummation of a Change in Control: (i) the relocation of an Employee’s principal place of employment to a location that is more than 50 miles from the principal place of employment in effect immediately prior to such Change in Control; (ii) a material diminution in the duties or responsibilities of an Employee from those in place immediately prior to such Change in Control; or (iii) a material reduction in the base salary or annual incentive opportunity of an Employee from what was in place immediately prior to such Change in Control.
In order for Employee to terminate for Good Reason, (i) Employee must notify the successor entity in writing, within ninety (90) days of the event constituting Good Reason, of the Employee’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that Employee notifies the successor entity in writing of Employee’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the termination date must occur within sixty (60) days after expiration of the Notice Period.

7.
It is intended that under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares and/or cash are delivered to the Employee on the Vesting Date, at which time the Fair Market Value of the Shares and/or cash will be reportable as ordinary income, and subject to income tax withholding as well as social security and Medicare (FICA) taxes. The Employee must pay all applicable federal and state income and employment withholding taxes when due in such manner as approved by the Committee or Plan Administrator. The Employee should consult his or her personal advisor to determine the effect of this Award of RSUs on his or her own tax situation.

8.
Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee, which may include electronic delivery, or mailed to his or her address as the same appears on the records of the Company.

9.
All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.

10.
By accepting this Award of RSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of RSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

The Employee further acknowledges that the Plan and related documents, which may include the Plan prospectus, may be delivered electronically. Such means of delivery may include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other delivery determined at the Plan Administrator’s discretion. The Employee acknowledges that the Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if the Employee contacts the Human Resources department of the Company by telephone at (703) 682-6553 or by mail to 4300 Wilson Boulevard, Suite 1100, Arlington, Virginia 22203. The Employee further acknowledges that the Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

11.
This Award is intended to be excepted from coverage under Section 409A of the Code and shall be administered, interpreted and construed accordingly. The Employee shall have no right to designate the date of any payment under this Agreement. Each payment under this Agreement is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

12.
Notwithstanding any other provisions in this Agreement, any RSUs subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and claw back as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this Award and recovery of amounts relating thereto.  By accepting this Award, Employee agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this Award or amounts paid under the Plan pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this Award or amounts paid under the Plan from Employee’s accounts, or pending or future compensation or other grants.

13.
Pursuant to regulations on personal data protection, the Company or persons engaged by the Company will process Employee’s personal information for the purposes of processing and administering this Agreement and RSUs, and more generally to comply with legal obligations.  The categories of personal information include the information provided by the Employee to the Company in connection with an RSU, if applicable, that the Company has about the Employee in the ordinary course of business. In accordance with applicable law, the Employee may have the right to access, amend and remove this personal information.  Questions concerning this notice or to exercise personal data protection rights may be made by sending a request to the Legal department of the Company at: 4300 Wilson Boulevard, Suite 1100, Arlington, VA 22203.

14.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

Tish Mendoza
Senior Vice President Human Resources and Business Services and Chief Human Resources Officer